Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
May 20, 2010

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR FIRST QUARTER 2010
MINNEAPOLIS — May 20, 2010 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months ended April 4, 2010.
Net loss for the first quarter of 2010 was $4.7 million, compared to earnings of $1.0 million in the first quarter of 2009, and the loss from operations was less than $0.1 million for each of those quarters. Basic and diluted losses were $0.18 per share for the first quarter of 2010 compared to basic and diluted earnings of $0.04 per share for the first quarter of 2009.
Lakes Entertainment reported first quarter 2010 revenues of $7.0 million, compared to prior-year first quarter revenues of $7.3 million. This decrease was primarily due to new competition that entered the Four Winds Casino Resort market during the third quarter of 2009.
For the first quarter of 2010, Lakes’ selling, general and administrative expenses were $3.2 million compared to $4.0 million in the first quarter of 2009. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees, all of which decreased compared to the prior year’s first quarter.
Net unrealized gains (losses) on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the first quarter of 2010, net unrealized gains on notes receivable were $1.8 million, compared to net unrealized losses of $0.2 million in the prior year period. The net unrealized gains in the first quarter of 2010 consisted of $0.9 million related to the project for the Ioway Casino with the Iowa Tribe of Oklahoma (“Iowa Tribe”). These gains resulted from the previously announced termination agreement entered into with the Iowa Tribe in May 2010. Also included in net unrealized gains were gains of $0.9 million related to the Jamul Indian Village (“Jamul Tribe”) near San Diego, California due primarily to improvements in the credit markets. The net unrealized losses in the first quarter of 2009 were related to the project with the Jamul Tribe and the Iowa Tribe due primarily to ongoing issues in the credit markets and general economic uncertainties.
Lakes recognized impairment losses of $2.7 million during the first quarter of 2010 compared to $0.6 million in the prior-year period. Included in impairment losses for the first quarter of 2010 were $2.1 million related to the termination of the agreements with the Iowa Tribe discussed above. In each of the current and prior year first quarters, impairment losses included approximately $0.6 million due to continued uncertainty surrounding the completion of the Jamul project.
Amortization of intangible assets related to the operating casinos was $2.8 million for the first quarter of 2010 compared to $2.5 million for the first quarter of 2009.
Other income (expense), net for the first quarters of 2010 and 2009 was $1.5 million.
The income tax provision for the first quarter of 2010 was $6.1 million compared to $0.4 million for the first quarter of 2009. Lakes’ income tax provision in the current year period is primarily due to the effect of valuation allowances associated with 2010 timing differences.
Lyle Berman, Chief Executive Officer of Lakes stated, “Although revenue declined slightly in the first quarter of 2010 compared to the first quarter of 2009, management fees from each of our managed properties met our expectations for the first quarter of 2010. New competition entered the Four Winds Casino Resort market during the third quarter of 2009 which affected Four Winds. However, this property continued to perform well even considering this new competition. At Red Hawk, the prior year period included New Year’s Eve and the property’s grand opening celebration. However, improved operating efficiencies in 2010 helped Red Hawk Casino maintain consistent year-over-year results.”
Further commenting, Tim Cope, President and Chief Financial Officer of Lakes, stated, “Our primary focus remains on operating our managed casino properties as efficiently as possible to achieve the best possible operating results. As we recently announced, we withdrew our application for a gaming site in the State of Kansas. As a result, in mid-April, we were refunded our $8.3 million deposit related to that application and have terminated our involvement with that project. Progress continues on each of the four casino projects in Ohio that were approved in the November 2009 election. We look forward to investing in these projects which we believe will add value to our company in the future.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with three separate Tribes for casino operations in Michigan, and California, for a total of three separate casino sites. Lakes is currently managing the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	April 4, 2010
	(Unaudited)	January 3, 2010

	(In thousands)
Assets
Current assets:
Cash	$6,072	$3,751
Accounts receivable	3,375	1,457
Current portion of notes receivable from Indian casino projects	8,246	6,671
Investment securities, including rights	21,917	24,317
Other	2,622	2,478

Total current assets	42,232	38,674

Property and equipment, net	5,269	5,334

Long-term assets related to Indian casino projects:
Notes receivable, net of current portion	47,609	46,100
Notes receivable at fair value, net of current portion	11,859	13,254
Intangible assets	40,891	45,064
Other	5,726	6,137

Total long-term assets related to Indian casino projects	106,085	110,555

Other assets:
Investment in unconsolidated investees	12,414	12,441
Land held for development	4,900	4,900
Deferred taxes and other	1,826	1,833

Total other assets	19,140	19,174

Total assets	$172,726	$173,737

Liabilities and shareholders’ equity
Current liabilities:
Line of credit payable	$14,680	$16,346
Non-revolving line of credit payable	2,000	2,000
Current portion of contract acquisition costs payable	2,138	2,232
Income taxes payable	22,544	17,069
Other	2,494	2,454

Total current liabilities	43,856	40,101

Long-term contract acquisition costs payable, net of current portion	9,541	10,197

Total liabilities	53,397	50,298

Total shareholders’ equity	119,329	123,439

Total liabilities and shareholders’ equity	$172,726	$173,737

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)

	Three months ended
	April 4, 2010	March 29, 2009
	(In thousands, except per share data)
	(Unaudited)
Revenues:
Management fees	$6,937	$7,266
License fees	17	12

Total revenues	6,954	7,278

Costs and expenses:
Selling, general and administrative	3,235	4,042
Impairment losses	2,664	569
Amortization of intangible assets related to operating casinos	2,785	2,479
Depreciation	65	73

Total costs and expenses	8,749	7,163

Net unrealized gains (losses) on notes receivable	1,770	(163)

Loss from operations	(25)	(48)

Other income (expense):
Interest income	2,247	1,862
Equity in loss of unconsolidated investee	(27)	—
Interest expense & other	(759)	(403)

Total other income (expense), net	1,461	1,459

Earnings before income taxes	1,436	1,411
Income taxes	6,123	386

Net earnings (loss)	$(4,687)	$1,025

Earnings (loss) per share — basic & diluted	$(0.18)	$0.04

Weighted-average common shares outstanding — basic	26,361	26,325

Dilutive effect of common stock equivalents	—	61

Weighted-average common shares outstanding — diluted	26,361	26,386